Exhibit (10(bh)

TRADE CONFIRMATION

To:	Metpro Corporation
Attn:	Mr. Gary Morgan
Ph:	215-723-6751
Fax:	215-723·6226

This confirmation sets forth the terms and conditions of the Swap Transaction ("Swap") entered into between Metpro Corporation and Brown Brothers Harriman & Co. on the Trade Date specified below. This constitutes a "Confirmation" as referred to in the Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to the 1992 ISDA Master Agreement and related schedule ("the Agreement") signed between us (October 12, 2005).  All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Swap executed are as follows:

A) Initial Notional Amount:	USD 3,500,000.00
(Amortizing per the attached schedule)

Trade Date:	October 12, 2006

Effective Date:	April 3, 2006

Termination Date:	April 6, 2021; subject to adjustment in accordance with the Modified Following Business Day Convention

B) Fixed Rate Payer:	Metpro Corp.

Payment Dates:
The 3rd day of each January. April. July and October in each year from (and including) July 3, 2006 to (and including) the Termination Date; subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	4.87% per annum

Fixed Rate Day Count Fraction:	Actual / 360

C) Floating Rate Payer:	Brown Brothers Harriman & Co

Floating Rate Payment Dates:
The 3rd day of each January, April. July and October in each year from (and including) July 3, 2006 to (and including) the Termination Date; subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	USD-LIBOR

Floating Rate Day Count Fraction:	Actual / 360

Designated Maturity:	3 months

Reset Dates:	The first day in each Calculation Period

D) Business Days:	New York and London

E) Governing Law:	The Transaction and this Confirmation will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

F) Calculation Agent:	BBH&Co.

OFFICES

Metpro Corporation	Address for notices: 160 Cassell Road Harleysville, PA 19438

Brown Brothers Harriman & Co:	Address for Notices: 140 Broadway New York, NY 10005

Please indicate your acceptance of this confirmation by executing the attached copy and returning it to:

Stacey Recor Controllers Department
Brown Brothers Harriman & Co. 140 Broadway
17th Floor
New York, New York 10005-1101

For and on behalf of	For and on behalf of
BROWN BROTHERS HARRIMAN & CO.	Metpro Corporation

/s/ Thomas J. Saunder	/s/ Raymond J. De Hont
BY: Thomas J. Saunder	BY: Raymond J. De Hont

10-12-05	10/12/2005

Amortization schedule:
60 equal quarterly payments of $58,333.33.